AUDIOVOX SPECIALIZED APPLICATIONS,
LLC AND SUBSIDIARY
(A Limited Liability Company)

Consolidated Financial Report

11.30.2006

McGladrey & Pullen
Certified Public Accountants

McGladrey & Pullen, LLP is a member firm of RSM International
-- an affiliation of separate and independent legal entities.

CONTENTS

Report of Independent Registered Public Accounting Firm
   On The Financial Statements                                                 1
Consolidated Financial Statements
Consolidated balance sheets                                                    2
Consolidated statements of income                                              3
Consolidated statements of members' equity                                     4
Consolidated statements of cash flows                                          5
Notes to financial statements                                               6-16

McGladrey & Pullen
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
Elkhart, Indiana

We have audited the consolidated balance sheets of AUDIOVOX SPECIALIZED
APPLICATIONS, LLC AND SUBSIDIARY as of November 30, 2006 and 2005, and the
related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AUDIOVOX SPECIALIZED
APPLICATIONS, LLC AND SUBSIDIARY as of November 30, 2006 and 2005, and the
results of their operations and their cash flows for each of the three years in the period ended November 30, 2006, in conformity with U.S. generally accepted accounting principles.

                                        McGladrey & Pullen, LLP

                                        /s/ McGladrey & Pullen, LLP
                                        ----------------------------------------

Elkhart, Indiana
March 7, 2007

McGladrey & Pullen, LLP is a member firm of RSM International
-- an affiliation of separate and independent legal entities.

                                        1

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED BALANCE SHEETS
NOVEMBER 30, 2006 AND 2005

                                                               2006          2005
                                                           -----------   -----------

ASSETS
Current Assets
   Cash and cash equivalents                               $ 1,017,540   $ 1,119,463
   Available-for-sale securities                             3,570,000    10,250,000
   Trade receivables                                         4,849,471     3,934,525
   Inventories                                              15,018,215     9,112,246
   Prepaid expenses                                            115,530       110,115
                                                           -----------   -----------
         TOTAL CURRENT ASSETS                               24,570,756    24,526,349
Leasehold Improvements and Equipment at depreciated cost     1,850,088     1,710,386
Intangible Assets, trademark rights                          2,647,623     2,647,623
                                                           -----------   -----------
                                                           $29,068,467   $28,884,358
                                                           ===========   ===========
LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
   Accounts payable                                        $ 2,078,898   $ 1,522,570
   Accrued expenses:
      Payroll and related taxes                              1,214,604       720,660
      Warranty                                               2,307,000     2,390,000
      Other                                                    131,117       105,579
                                                           -----------   -----------
         TOTAL CURRENT LIABILITIES                           5,731,619     4,738,809
Commitments and Contingencies
Members' Equity                                             23,336,848    24,145,549
                                                           -----------   -----------
                                                           $29,068,467   $28,884,358
                                                           ===========   ===========

     See Notes to Financial Statements.

                                        2

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED NOVEMBER 30, 2006, 2005 AND 2004

                                                   2006          2005          2004
                                               -----------   -----------   -----------

Net sales                                      $57,142,023   $49,794,847   $56,988,388
Cost of goods sold                              43,814,678    37,917,202    42,448,470
                                               -----------   -----------   -----------
      GROSS PROFIT                              13,327,345    11,877,645    14,539,918
Selling, general and administrative expenses     7,824,861     7,365,886     7,283,290
                                               -----------   -----------   -----------
      OPERATING INCOME                           5,502,484     4,511,759     7,256,628
                                               -----------   -----------   -----------
Nonoperating income (expense):
   Investment income                               292,623       204,707        48,612
   Interest expense                                     --           (70)       (1,275)
                                               -----------   -----------   -----------
                                                   292,623       204,637        47,337
                                               -----------   -----------   -----------
      NET INCOME                               $ 5,795,107   $ 4,716,396   $ 7,303,965
                                               ===========   ===========   ===========

     See Notes to Financial Statements.

                                        3

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
YEARS ENDED NOVEMBER 30, 2006, 2005 AND 2004

                              2006          2005          2004
                          -----------   -----------   -----------
Balance, beginning        $24,145,549   $21,723,411   $22,681,594
   Net income               5,795,107     4,716,396     7,303,965
   Member distributions    (6,603,808)   (2,294,258)   (8,262,148)
                          -----------   -----------   -----------
Balance, ending           $23,336,848   $24,145,549   $21,723,411
                          ===========   ===========   ===========

See Notes to Financial Statements.

                                        4

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 2006, 2005 AND 2004

                                                             2006           2005           2004
                                                         ------------   ------------   -----------

Cash Flows From Operating Activities
   Net income                                            $  5,795,107   $  4,716,396   $ 7,303,965
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation                                            669,795        555,143       582,523
      Loss on sale of equipment                                25,203         28,967       227,471
      Impairment loss on goodwill                                  --             --       300,000
      Change in assets and liabilities:
         Decrease (increase) in:
            Trade receivables                                (914,946)       872,117       884,592
            Inventories                                    (5,905,969)       835,546     1,318,763
            Prepaid expenses                                   (5,415)        29,417       (41,580)
         Increase (decrease) in:
            Accounts payable                                  556,328        (53,693)     (279,063)
            Accrued expenses                                  436,482         82,514       338,359
                                                         ------------   ------------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                     656,585      7,066,407    10,635,030
                                                         ------------   ------------   -----------
Cash Flows From Investing Activities
   Proceeds on sale of equipment                                3,813         12,111        59,257
   Purchase of leasehold improvements and equipment          (838,513)      (529,177)   (1,147,137)
   Proceeds from note receivable                                   --             --     1,000,000
   Proceeds from sale of available-for-sale securities     19,529,850      5,435,000     2,013,779
   Purchase of available-for-sale securities              (12,849,850)   (10,250,000)   (5,435,000)
                                                         ------------   ------------   -----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES         5,845,300     (5,332,066)   (3,509,101)
                                                         ------------   ------------   -----------
Cash Flows From Financing Activities
   Member distributions                                    (6,603,808)    (2,294,258)   (8,262,148)
                                                         ------------   ------------   -----------
(DECREASE) IN CASH AND CASH EQUIVALENTS                      (101,923)      (559,917)   (1,136,219)
Cash and cash equivalents, beginning                        1,119,463      1,679,380     2,815,599
                                                         ------------   ------------   -----------
Cash and cash equivalents, ending                        $  1,017,540   $  1,119,463   $ 1,679,380
                                                         ============   ============   ===========

See Notes to Financial Statements.

                                       5

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS, USE OF ESTIMATES, AND SIGNIFICANT ACCOUNTING
        POLICIES

NATURE OF BUSINESS:

Audiovox Specialized Applications ("ASA") "The Mobile Electronics Company" is an
international supplier of mobile electronics in certain niche markets in the
Automotive Industry including: Recreational Vehicle, Van/SUV Conversion,
Commercial Vehicle, Heavy Duty Truck, Agricultural, Construction, Bus,
Limousine, and Marine industries. Its proprietary line of products include:
Flexvision LCD Entertainment Systems, including DVD and video cassette players;
Voyager Rear Observation and Bus Monitor/PA Systems and radios; Nextgen Modular
Chassis Systems; Aquatronics Marine Radios, Speakers, and Housings; Jensen
Marine Radios, Speakers and Housings and other Audio/Video Products; and Heavy
Duty Systems, Radios and other Audio Products. These products are sold to customers throughout the world, generally on 30-day terms. ASA is headquartered in Elkhart, Indiana and has a public distribution center in California.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and
CruiseTV, LLC ("CruiseTV") a wholly-owned subsidiary. All significant intercompany accounts have been eliminated in consolidation.

REVENUE RECOGNITION:

The Company recognizes revenue from product sales at the time of passage of title and risk of loss to the customer either at F.O.B. Shipping Point or F.O.B.
Destination, based upon terms established with the customer. The Company's selling price is fixed and determined at the time of shipment and collectibility is reasonably assured and not contingent upon the customer's resale of the product. The customers are generally not given rights of return. In the event customers are granted rights of return, the Company estimates and records an allowance for future returns. At November 30, 2006 and 2005, no such allowance was deemed necessary. The product sale is not subject to acceptance or installation by Company or customer personnel.

The Company recognizes shipping costs in selling, general and administrative in the accompanying statements of income. Shipping costs for the years ended
November 30, 2006, 2005, and 2004 were approximately $518,000, $403,000, and
$387,000, respectively.

The Company recognizes royalty revenue at the time the related product is purchased by Audiovox Corporation ("Audiovox"), a member of ASA. Total royalty revenue under this agreement for the years ended November 30, 2006, 2005, and
2004 was approximately $649,000, $871,000, and $2,103,000, respectively.

                                        6

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

SALES INCENTIVES:

The Company offers sales incentives to its customers primarily in the form of co-operative advertising allowances and rebates. The Company accounts for sales incentives in accordance with EITF 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of Vendor's Products)" (EITF 01-9).
All significant sales incentives require the customer to purchase the Company's products during a specified period of time. Claims are settled either by the customer claiming a deduction against an outstanding account receivable or by the customer requesting a check. Rebates and co-op advertising allowances offered to customers require that product be purchased during a specified period of time. The amount offered is generally based upon a fixed percentage of sales revenue to the customer. Since the rebate percentage is generally fixed, the
Company records the related rebate at the time of sale.

MEMBERS' EQUITY:

In accordance with the generally accepted method of presenting limited liability company financial statements, the accompanying financial statements do not include other corporate assets and liabilities of the members, including their obligation for income taxes on the net income of the limited liability company nor any provision for income tax expense.

It is the Company's intent to distribute funds to members to cover their income tax liabilities. No provision has been made for any material distributions which may be made subsequent to the balance sheet date.

Subsequent to November 30, 2006, the Company paid approximately $1,660,000 of member distributions.

The LLC operating agreement does not provide for separate classes of ownership.
Audiovox and ASA Electronics Corporation share equally in all LLC events and the related member accounts are considered equal on a fair value basis.

CASH AND CASH EQUIVALENTS:

For purposes of the statement of cash flows, the Company considers investments in various repurchase agreements with its bank, money market accounts and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents amounted to approximately $888,000 and
$591,000 for the years ended November 30, 2006 and 2005 respectively.

The Company maintains its cash accounts in amounts which, at times, may be in excess of insurance limits provided by the Federal Deposit Insurance
Corporation.

AVAILABLE-FOR-SALE SECURITIES:

Available-for-sale securities consist of investments in marketable debt securities. Debt securities consist primarily of obligations of municipalities.

                                        7

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The Company accounts for these investments in accordance with Financial
Accounting Standards Board ("FASB") Statement No. 115. Management determines the appropriate classification of securities at the date individual investment securities are acquired and the appropriateness of such classification is reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuation in market prices nor commits to holding debt securities to their maturities, the investments in debt and equity securities have been classified as available-for-sale in accordance with Statement No. 115. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, if any, are reported as a separate component of members' equity.

The amount classified as current assets on the accompanying balance sheets represents the amount of marketable debt securities expected to be sold during the next year.

A decline in the market value of any available-for-sale security below cost that is deemed other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. The Company considers numerous factors, on a case by case basis, in evaluating whether the decline in market value of an available-for-sale security below cost is other-than-temporary. Such factors include, but are not limited to, (i) the length of time and the extent to which the market value has been less than cost; (ii) the financial condition and the near-term prospects of the issuer or the investment; and (iii) whether the
Company's intent to retain the investment for the period of time is sufficient to allow for any anticipated recovery in market value.

TRADE RECEIVABLES:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Trade receivables in the accompanying balance sheets at November
30, 2006 and 2005 are stated net of an allowance for doubtful accounts of approximately $50,000 and $76,000 respectively. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Generally, a trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days.

INVENTORIES:

The Company values its inventory at the lower of the actual cost to purchase
(primarily on a weighted moving average basis) and/or the current estimated market value of the inventory less expected costs to sell the inventory. The
Company regularly reviews inventory quantities on-hand and records a provision for excess and obsolete inventory based primarily from selling prices, indications from customers based upon current price negotiations and purchase orders. The Company's industry is characterized by rapid technological change and frequent new product introductions that could result in an increase in the amount of obsolete inventory quantities on-hand.

DEPRECIATION:

Depreciation of leasehold improvements is computed over the lesser of the underlying lease term or the estimated useful lives and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                        8

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                Years
                                -----
Leasehold improvements              5
Machinery and equipment          5-10
Tooling and molding                 3
Transportation equipment            5
Office furniture and fixtures      10
Computer equipment                3-5
Booth displays                      7

WARRANTIES:

The Company provides a limited warranty primarily for a period of up to three years for its products. The Company's standard warranties require the Company, the original equipment manufacturer or its dealers to repair or replace defective products during such warranty periods at no cost to the consumer. The
Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. The related expense is recorded as cost of goods sold in the accompanying statements of income. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims, the historical lag time between product sales and product claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and analytical tools to assist in determining the appropriate loss reserve levels.

Changes in the Company's warranty liability during the years ended November 30,
2006, 2005, and 2004 are as follows:

                                 2006          2005          2004
                             -----------   -----------   -----------
Balance, beginning           $ 2,390,000   $ 2,182,000   $ 2,016,000
Accruals for products sold     1,671,385     1,627,396     1,850,430
Payments made                 (1,754,385)   (1,419,396)   (1,684,430)
                             -----------   -----------   -----------
Balance, ending              $ 2,307,000   $ 2,390,000   $ 2,182,000
                             ===========   ===========   ===========

INCOME TAXES:

The members have elected to be taxed for federal and state income tax purposes as a limited liability company under the provisions of the respective income tax codes. Under these provisions, the members report net income of the Company on their corporate income tax returns.

                                        9

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

ADVERTISING COSTS:

The Company expenses the cost of advertising (including trade shows), as incurred. Advertising costs in the accompanying statements of income were approximately $576,000, $819,000, and $535,000, for the years ended November 30,
2006, 2005, and 2004 respectively.

LONG-LIVED ASSETS, GOODWILL AND OTHER INTANGIBLE ASSETS:

In July 2001, the FASB issued Statement of Financial Accounting Standard
("SFAS") No. 141, Business Combinations, and SFAS No. 142. SFAS No. 141 requires that the purchase method of accounting be used for all future business combinations and specifies criteria intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

SFAS No. 142, Goodwill and Other Intangible Assets, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount.

As a result of adopting the provisions of SFAS No. 142, the Company did not record amortization expense relating to its goodwill or its trademark rights.
For intangible assets with indefinite lives, including goodwill, the Company performed its annual impairment test, which resulted in a $300,000 impairment adjustment to goodwill during the year ended November 30, 2004 (See Note 8).
This resulted in the Company having no goodwill at November 2006 and 2005. There was no impairment on the trademark rights for the years ended November 30, 2006,
2005 and 2004.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of
Long-Lived Assets, the Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less that the carrying value, the
Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. There was no impairments of long-lived assets for the years ended November 30, 2006, 2005 and 2004.

NEW ACCOUNTING PRONOUNCEMENTS:

In July 2006, the FASB issued Interpretation No. 48. "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertain income tax positions that are recognized in the Company's financial statements in accordance with the provisions of FASB Statement No. 109, "Accounting for
Income Taxes". FIN 48 also provides guidance on the derecognition of uncertain positions, financial statement classification, accounting for interest and penalties, accounting for interim periods and adds new disclosure requirements.
FIN 48 is effective for fiscal years beginning after December 15, 2006. The
Company is currently evaluating the impact that FIN 48 will have on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements.
SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.
The Company is currently evaluating the impact that this statement will have on its financial position or

                                       10

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

results of operations.

NOTE 2. AVAILABLE-FOR-SALE SECURITIES

The following is a summary of the Company's investment securities as of November
30, 2006 and 2005:

                                          2006
                   -------------------------------------------------
                                   GROSS        GROSS
                                UNREALIZED   UNREALIZED      FAIR
                      COST         GAINS       LOSSES       VALUE
                   ----------   ----------   ----------   ----------
GOVERNMENT BONDS   $3,570,000       $--          $--      $3,570,000
                   ==========       ===          ===      ==========

                                           2005
                   ---------------------------------------------------
                                    Gross        Gross
                                 Unrealized   Unrealized       Fair
                       Cost         Gains       Losses        Value
                   -----------   ----------   ----------   -----------
Government bonds   $10,250,000       $--          $--      $10,250,000
                   ===========       ===          ===      ===========

The cost and fair value of debt securities by contractual maturities as of
November 30, 2006 are as follows:

                                        Fair
                           Cost         Value
                        ----------   ----------
Due after three years   $3,570,000   $3,570,000
                        ==========   ==========

Expected maturities may differ from contractual maturities because the issuers of certain debt securities have the right to prepay their obligations without penalty.

A summary of proceeds from the sale of available-for-sale securities and investment earnings for the years ended November 30, 2006, 2005, and 2004 is as follows:

                                                   2006         2005         2004
                                               -----------   ----------   ----------

Proceeds from the sale of available-for-sale
securities                                     $19,529,850   $5,435,000   $2,013,779
                                               ===========   ==========   ==========
Realized (losses) on sale of marketable
securities                                              --           --      ($2,056)
Interest earned                                    292,623      204,707       50,668
Dividends                                               --           --           --
                                               -----------   ----------   ----------
                                               $   292,623   $  204,707   $   48,612
                                               ===========   ==========   ==========

NOTE 3. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

                                       11

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The cost of leasehold improvements and equipment and the related accumulated depreciation at November 30, 2006 and 2005 are as follows:

                                   2006         2005
                                ----------   ----------
Leasehold improvements          $  798,267   $  528,741
Machinery and equipment            978,244      951,677
Tooling and molding                754,954      545,713
Transportation equipment           342,155      342,155
Office furniture and fixtures      359,377      311,173
Computer equipment                 761,106      717,357
Booth displays                     226,307      159,064
Construction in progress            74,290       36,664
                                ----------   ----------
                                 4,294,700    3,592,544
Less accumulated depreciation    2,444,612    1,882,158
                                ----------   ----------
                                $1,850,088   $1,710,386
                                ==========   ==========

NOTE 4. PLEDGED ASSETS AND NOTES PAYABLE

The terms of a loan agreement with a bank permit the Company to borrow a maximum of $17,000,000, subject to a borrowing base determined by eligible accounts receivable and inventories as defined by the agreement. At November 30, 2006 no amount was outstanding under this agreement. Borrowings under the agreement bear interest at prime minus 1.25% or LIBOR plus an applicable margin, at the
Company's option, are collateralized by accounts receivable, inventories, and equipment, and are due on demand. The Company also has a standby letter of credit of $1,134,485 which reduces the available borrowings on the line of credit.

NOTE 5. MAJOR VENDORS

For the years ended November 30, 2006, 2005, and 2004, the Company purchased approximately 56% of its products for resale from five vendors, four of which were the same in all three years.

NOTE 6. TRANSACTIONS WITH RELATED PARTIES AND LEASE COMMITMENTS

The Company is affiliated with various entities through common ownership by
Audiovox. Transactions with Audiovox for the years ended November 30, 2006,
2005, and 2004 are approximately as follows:

                       2006         2005         2004
                    ----------   ----------   ----------
Net product sales   $  210,000   $  573,000   $  638,000
Royalty revenue        649,000      871,000    2,103,000
Purchases            1,248,000    1,404,000    1,302,000

The Company has a royalty agreement with Audiovox whereby the Company earns a 3%
royalty on the member's purchases of certain mobile video product from a third party. The related revenue has been included in net sales on the income statement.

At November 30, 2006 and 2005, amounts included in trade receivables and accounts payable resulting

                                       12

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

from the above transactions are as follows:

                      2006       2005
                    --------   --------
Trade receivables   $108,136   $262,039
Accounts payable     541,559    138,821

On August 13, 2003, the Company acquired certain assets from Audiovox. The aggregate purchase price was $3,600,000, of which approximately $596,000 and
$3,004,000 were allocated to working capital and trademark rights respectively.
In May 2004, the Company completed its final allocation of the aggregate purchase price and increased working capital by approximately $356,000 with a corresponding decrease to the trademark rights. Audiovox has sublicensed its rights in relation to the trademark to the Company and cannot terminate these rights under the terms of the acquisition agreement. The Company has accounted for the trademark rights as an indefinite lived intangible asset which is subject to the provision of SFAS 142 as described in Note 1.

At November 30, 2006, the Company leases warehouse, manufacturing, and office facilities from Irions Investments, LLC, an entity related through common ownership, for approximately $39,000 per month, plus the payment of property taxes, normal maintenance, and insurance on the property under an agreement which expires September 2009, with one five-year option to extend, at the
Company's discretion.

The Company leases certain equipment from unrelated parties under agreements that require monthly payments totaling approximately $1,500 and expire through
July 2009.

The total rental expense included in the income statements for the years ended
November 30, 2006, 2005, and 2004 is approximately $507,000, $576,000, and
$505,000, respectively, of which approximately $476,000, $521,000, and $368,000, respectively was paid to Irions Investments, LLC.

The total approximate minimum rental commitment at November 30, 2006 under the leases is due as follows:

                                      Related Party    Other       Total
                                      -------------   -------   ----------
During the year ending November 30,
   2007                                 $  482,000    $18,000   $  500,000
   2008                                    497,000     11,000      508,000
   2009                                    426,000      9,000      435,000
                                        ----------    -------   ----------
                                        $1,405,000    $38,000   $1,443,000
                                        ==========    =======   ==========

NOTE 7. EMPLOYEE BENEFIT PLANS

The Company has profit-sharing and 401(k) plans for the benefit of all eligible employees. The Company's contributions are discretionary and are limited to amounts deductible for federal income tax purposes. Discretionary contributions were approximately $290,000, $204,000, and $270,000, for the years ended
November 30, 2006, 2005, and 2004, respectively.

                                       13

The Company also maintains a discretionary employee bonus plan for the benefit of its key executive and operating officers. The Company has paid or accrued bonuses of approximately $1,386,000, $884,000, and $1,163,000, during the years ended November 30, 2006, 2005, and 2004, respectively.

The Company has a health plan for its employees, which is self-insured for medical and pharmaceutical claims up to $35,000 per participant and approximately $400,000 annually in aggregate. The excess loss portion of the employees' coverage has been reinsured with a commercial carrier. The total amount of net claims and insurance premiums for the years ended November 30,
2006, 2005, and 2004 were approximately $125,000, $696,000, and $458,000, respectively.

NOTE 8. GOODWILL IMPAIRMENT

During the year ended November 30, 2004, the Company determined that goodwill relating to the Company's acquisition of Datron Corporation was impaired due to certain advances in technology during the year ended November 30, 2004. The balance of $300,000 was recorded as a charge against net income classified in selling, general and administrative expenses.

NOTE 9. LITIGATION

The Company has pending legal proceedings. These proceedings are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company. In the opinion of management the ultimate disposition of such proceedings are not expected to have a material adverse effect on the
Company's consolidated financial position, results of operations or cash flows.

NOTE 10. CASH FLOWS INFORMATION

Supplemental information relative to the statements of cash flows for the years ended November 30, 2006, 2005, and 2004 is as follows:

                                                 2006   2005     2004
                                                 ----   ----   --------
Supplemental disclosures of cash flows
information:
Cash payments for interest                         --    $70   $  1,275
                                                  ===    ===   ========
Supplemental schedule of noncash investing and
financing activities:
Valuation of trademark rights adjustment           --     --   $356,260
                                                  ===    ===   ========